Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of The Knot, Inc. for the registration of 2,411,575 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 2005, except for Note 2– “Reclassification” and Note 13– “Legal Proceedings”, as to which the date is April 20, 2005, with respect to the consolidated financial statements and schedule of The Knot, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

New York, New York
April 20, 2005